Exhibit 10.20

                               SOLITE CORPORATION
                            2508 Chamberlayne Avenue
                            Richmond, Virginia 23222

                                December  , 1997

TO THE SHAREHOLDERS OF
SOLITE CORPORATION

Dear Shareholder:

      At the Special Meeting of Shareholders held on _______, 1997, the shareholders of Solite Corporation ("Solite") approved the merger of GCHI Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Giant Cement Holding, Inc. ("Giant") with and into Solite (the "Merger"). Pursuant to the Merger, the holders of shares of common stock, par value $2.00 per share, of Solite (the "Solite Common Stock"), are entitled to receive _____ shares of common stock, par value $.01 per share, of Giant (the "Giant Common Stock"), for each share of Solite Common Stock and cash in lieu of stock for any fractional shares at the rate of $_____per share.

      To exchange your shares of Solite Common Stock for shares of Giant Common Stock, please complete and sign the enclosed letter of transmittal and forward it in the enclosed envelope, together with the certificate(s) representing your Solite Common Stock (if available), to Registrar and Transfer Company, which has been designated as the Exchange Agent for the Solite Common Stock. Please take care to follow the instructions contained in the letter of transmittal.

      If your shares of Solite Common Stock are held by a broker, dealer, bank or nominee, you should contact the broker, dealer, bank or nominee to arrange for the tender of your shares of Solite Common Stock.

      If you have any questions, require assistance or wish additional copies of the letter of transmittal you may telephone the Exchange Agent at (800) 866-1340, extension 2511.

                                    Very truly yours,
                                    John W. Roberts
                                    President